DATED 8th February, 2013

GOLD & GEMSTONE MINING INC

And

TELL MINING GROUP

__________________________________

COLLABORATION AGREEMENT

for the development of a Joint Venture Company in Ghana

__________________________________

COLLABORATION AGREEMENT

DATED	8th February, 2013

PARTIES

(1)	GOLD & GEMSTONE MINING INC, 2144 Whitekirk Way, Draper, Utah, 84020, USA ("GGSM");

(2)	TELL MINING GROUP, P.O. BOX 511, AKIM ODA, GHANA (TMG)

RECITAL

(A)

TMG is an active owner and developer of gold mining concessions in Ghana. Each mining concession constitutes a separate miming project to be included in this agreement as detailed in schedule A attached ("Concession(s)'').

(B)

GGSM is a mining development and investment company with experienced executives and financial resources and wishes to commit to develop the business of the Concessions in a Joint Venture collaboration with TMG on the terms and conditions hereinafter appearing.

(C)	The parties have agreed that the collaboration should be through a proposed Joint Venture Company ("JV Company") on the terms and conditions hereinafter appearing.

OPERATIVE PROVISIONS

1.	Interpretation

	1.1	In this Agreement unless the context otherwise requires: -

		(a)	References to “Equity Investment” are references to the proposed investment from GGSM to the JV Company per Concession on the terms described in Clause 2 hereof;

		(b)	References to "Ordinary Shares" are references to the ordinary shares in the capital of the JV Company from time to time:

		(c)	References to “Concession Companies” are references to each of the companies set up for each of the concessions and are 100% owned by TMG.

	1.2	The Clause headings in this Agreement are for convenience only and are of no legal effect.

2.	Collaboration Agreement

2.1

In consideration of the profit sharing agreement described herein the parties agree to establish the JV Company in such jurisdiction as may be agreed in good faith between the parties having taken into consideration appropriate professional advice on taxation and other business matters.

	2.2	The JV Company shall be structured as follows

	2.2.1	50% of the Ordinary Shares to be issued to TMG and 50% to GGSM;

	2.2.2	The parties shall nominate an equal number of directors;

2.2.3

TMG shall transfer full title and rights to the Concession to the JV Company as soon as practical after establishment of the JV Company, and produce to GGSM appropriate governmental evidence of such transfer of full legal title and GGSM shall review such documents and provide feedback and approval within 90 days;

	2.2.4	Following receipt of satisfactory evidence of such transfer in clause 2.2.3 above, GGSM shall make the Equity Investment as disclosed in Schedule A, per Concession into the bank account of TMG;

	2.2.5	The principal of TMG shall devote sufficient of his time to the JV Company and development of the Concession in order to achieve a profitable venture in TMG;

	2.2.6	GGSM shall provide mining equipment contracts for the JV;

	2.2.7	GGSM shall provide assistance in ground management.

3.	Obligations and Warranties of GGC

	3.1	TMG warrants that it is in existence and in good standing under the companies laws of Ghana and is the sole and valid legal owner of the Concessions identified in Schedule A.

3.2

TMG and its representatives will provide GGSM with: (i) such information including copies of documents) as GGSM may reasonably request and (ii) access to the books, records facilities and personnel of TMG in relation to the Concession as GGSM may reasonably request.

	3.3	TMG warranties re evidence of mining prospects at Concession.

4.	Obligations and Warranties of GGSM

	4.1	GGSM warrants that it is in existence and in good standing under the companies laws of Nevada, USA and that its shares are listed on the OTC stock exchange.

5.	Distribution of Profits

5.1

Profits of the JV Company from the collaboration hereunder at the Concessions shall be distributed on an annual (or more frequent by agreement) basis to the parties via dividends, once reserves for business development have been agreed.

	5.2	All income from the collaboration hereunder shall be deposited in the bank account of the Concession Companies.

6.	Disputes over Calculations

6.1

In the event of any dispute between the parties over the accounting for the JV Company, the same shall be referred to the independent accountants chosen by the parties jointly in good faith for such settlement who shall be entitled to make such further or other adjustments as may in the circumstances appear to them to be appropriate and whose decision shall be regarded as a decision of an expert and not of an arbitrator and shall accordingly be final and binding upon the parties hereto. In the event that the parties cannot agree on a firm of independent accountants within 14 days of notification of a dispute, either of the parties may refer the matter to the President for the time being of the Institute of Chartered Accountants in England and Wales for the appointment of such independent accountants.

7	Confidentiality and Access to Information

7.1

Each party acknowledges that each will be providing to the other information that is non- public confidential and proprietary in nature each party (and their respective affiliates, representative. agents and employees) will keep such information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for operation of the business of the JV Company this clause will not apply to information that: (i) becomes generally available to the public absent any breach of this clause; (ii) was available on a non-confidential basis to a party prior to its disclosure pursuant to this agreement; or (1ii} becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

7.2

Each party hereto agrees that it will not make any public disclosure of the existence of this agreement or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure unless such disclosure is required by applicable law or regulation, or the listing requirements of the OTC Stock Exchange in the case of GGSM, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure which consent shall not be unreasonably withheld or delayed.

7.3

Each of the parties and their representatives will provide one another with (i) such information (including copies of documents) as either party may reasonably request, and (ii) access to the books records, facilities and personnel of the parties as either party may reasonably request The parties will at all times permit one another and their representatives to review the business, assets and operations of the JV Company.

8.	Costs

Each party will bear respective costs incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agent representatives, counsel, and accountants.

9.	Term

This agreement shall commence on the date of the signing of this agreement and shall continue for an initial term of 5 years, upon which GGSM at its sole discretion has the option to extend the agreement for an additional 5 years under the same terms as outlined in this agreement.

10.	Termination

10.1

Either party may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the other upon any of the following events:

	10.1.1	if the other commits any irremediable breach of its obligations hereunder (including but not limited to a failure to pay by the due date for payment);

10.1.2

if the other commits any other breach of any of its obligations hereunder and falls to remedy the same (if capable of remedy) within thirty (30) days of the date of service of a notice specifying the breach in question and requiring it to be remedied;

10.1.3

if the other is unable to pay its debts as and when they fall due or enters into any arrangement with its creditors or if an administrator, administrative or other recover, is appointed in respect of any of its assets or any application is made for the appointment of such officer or if the other is wound up or goes into liquidation;

	10.1.4	the agreement can be terminated with 30 days-notice at any time until such time the JV Company has been formed and formal shareholders agreement has been signed between the parties.

11.	Assignment

Neither party shall assign the benefit or obligations of this Agreement without the written consent of the other.

12.	Notices

12.1

Any notice to be given hereunder shall be in writing and shall be validly given if delivered by hand or sent by first class post to the party concerned at the address of such party above mentioned or such other address for service as such party shall have previously notified in writing.

12.2

In the case of delivery by hand the notice shall be deemed duly given on such delivery and in the case of notice sent by post as aforesaid the notice shall be deemed to have arrived on the second business day following the day on which it was posted.

13.	Miscellaneous Provisions

	13.1	No variations of this Agreement shall be effective unless made in writing signed by or on behalf of the parties end expressed to be such a variation.

	13.2	This Agreement may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this Agreement.

13.3

No waiver by either party to this Agreement of any of the requirements of this Agreement or of any of their respective rights under this Agreement shall have effect unless given in writing signed by the other party to this Agreement. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

	13.4	Time shall be of the essence in relation to all dates in this Agreement save as extended by mutual agreement between the parties.

13.5

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and unless specifically herein provided no person other than the parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it.

14.	Law

This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof this Agreement has been entered into as a deed the day and year first before written.

EXECUTED and DELIVERED
as a deed for and on behalf of
GOLD AND GEMSTONE MINING INC.

acting by:	Charmaine King
Director / Secretary

EXECUTED and DELIVERED
as a deed for and on behalf of
TELL MINING GROUP

acting by:	Begyabeng Foster
Director / Secretary

SCHEDULE A - CONCESSIONS

Description of Concession	Cash Deposit (USD)	Profit Share	Date Of Investment
Concession 1, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 28” and to the South Latitude 6º 16’ 41” and East of Longitude -0º 42’ 57” and West of Longitude -0º 42’ 40”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 2, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 32” and to the South Latitude 6º 16’ 45” and East of Longitude -0º 43’ 51” and West of Longitude --0º 43’ 36”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 3, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 38” and to the South Latitude 6º 16’ 51” and East of Longitude -0º 43’ 44” and West of Longitude --0º 43’ 30”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 4, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 19” and to the South Latitude 6º 16’ 32” and East of Longitude -0º 43’ 54” and West of Longitude --0º 43’ 37”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 5, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 24” and to the South Latitude 6º 16’ 38” and East of Longitude -0º 43’ 45” and West of Longitude --0º 43’ 30”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 6, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 31” and to the South Latitude 6º 16’ 45” and East of Longitude -0º 43’ 37” and West of Longitude --0º 43’ 21”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining
Concession 7, 25 acres in the Atiwa District Ghana. North Latitude 6º 16’ 35” and to the South Latitude 6º 16’ 48” and East of Longitude -0º 43’ 06” and West of Longitude --0º 42’ 49”	$10,000	15% of net profits once in production, paid quarterly per concession	The $10,000 cash is to be deposited with Tell Mining prior to commencement of mining